Exhibit 99.1

Media
& Analysts:	Derick Smith
(713) 627-4963

Date:	May 5, 2010

Spectra Energy Partners Reports First Quarter 2010 Results

•	Reported net income of $39.1 million, up 37 percent over prior year

•	Cash available for distribution of $55.7 million

HOUSTON – Spectra Energy Partners, LP (NYSE: SEP) today reported first quarter 2010 net income of $39.1 million, or $0.46 per limited partner unit, compared with $28.5 million, or $0.39 per limited partner unit, for the first quarter 2009.

The increases of 37 percent in net income and 18 percent in earnings per limited partner unit resulted primarily from earnings related to the May 2009 acquisition of Ozark Gas Transmission and Ozark Gas Gathering, and growth from expansion projects across Spectra Energy Partners’ other operations.

Cash available for distribution was $55.7 million for the quarter, compared with $45.4 million in the first quarter 2009.

“Spectra Energy Partners is off to a good start in 2010,” said Gregory J. Rizzo, president and chief executive officer. “Our strategy to create balanced growth for our unitholders is working, which is reflected in strong first quarter results and our tenth consecutive increase in quarterly distributions,” said Rizzo.

Results from Operations

Spectra Energy Partners reported operating income of $25.0 million for the first quarter 2010, compared with $16.0 million in the first quarter 2009. The increase was primarily due to the acquisition of the Ozark assets.

Equity Investment in Gulfstream Natural Gas System, L.L.C. (Gulfstream)

Spectra Energy Partners recognized $8.1 million of equity earnings from its 24.5 percent interest in Gulfstream in the first quarter 2010, compared with $6.9 million in the first quarter 2009.

The 2010 period benefited from the final phase-in of revenues from the Phase III expansion starting in June 2009 as well as higher revenues related to the unseasonably cold weather in Florida in January this year. Increased revenues were partially offset by higher interest expense attributable to a $300 million debt issuance by Gulfstream during the second quarter 2009.

For the quarter, Spectra Energy Partners' share of Gulfstream's cash available for distribution was $14.4 million, compared to $11.9 million in the first quarter 2009.

Equity Investment in Market Hub Partners (MHP)

Spectra Energy Partners recognized $10.3 million of equity earnings from its 50 percent interest in MHP during the first quarter 2010, compared with $9.9 million in the first quarter 2009. The increased equity earnings for the quarter primarily reflect the continued phase-in of the Egan storage facilities expansion partly offset by relatively higher demand for hub services in the prior year quarter.

For the quarter, Spectra Energy Partners' share of MHP's cash available for distribution was $11.6 million, compared to $10.9 million in the first quarter 2009.

Capital Expenditures and Equity Investments

During the quarter, Spectra Energy Partners invested $2.2 million in expansion and maintenance capital projects in the Gas Transportation and Storage segment, an additional $1.3 million in Gulfstream and $5.2 million in MHP for expansion projects.

Additional Information

The analyst conference call is scheduled for 9:00 a.m. CT today, May 5, 2010. The webcast and conference call can be accessed via the investor relations section of Spectra Energy Partners, LP’s web site or by dialing (888) 252-3715 in the United States or (706) 634-8942 outside the United States. The Conference ID is 67798479.

Please call in 5 to 10 minutes prior to the scheduled start time. A replay of the conference call will be available after 12:00 p.m. CT, May 5, 2010, until 5:00 p.m. CT, August 5, 2010, by dialing (800) 642-1687 with Conference ID 67798479. The international replay number is (706) 645-9291 with Conference ID 67798479. A replay and transcript also will be available by accessing the investor relations section of Spectra Energy Partners’ web site at http://www.spectraenergypartners.com.

Reconciliation of Non-GAAP Financial Measures

This press release includes certain financial measures, including cash available for distribution and adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), that are non-GAAP (Generally Accepted Accounting Principles) financial measures, as defined under the rules of the SEC.

Spectra Energy Partners defines adjusted EBITDA as net income plus interest expense, income taxes, and depreciation and amortization, less equity in earnings of Gulfstream and MHP, interest income, and other income and expenses, net, which primarily includes non-cash AFUDC.

Spectra Energy Partners defines cash available for distribution as adjusted EBITDA plus cash available for distribution from Gulfstream and MHP and net preliminary project costs, less net cash paid for interest expense (income), net cash paid for income taxes and maintenance capital expenditures. Cash available for distribution does not reflect changes in working capital balances. Cash available for distribution for Gulfstream and MHP is defined on a basis consistent with Spectra Energy Partners.

This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Partnership’s assets and the cash that the business is generating. Adjusted EBITDA and cash available for distribution are not presented as alternatives to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States GAAP.

Spectra Energy Partners, LP (NYSE: SEP) is a Houston-based master limited partnership, formed by Spectra Energy Corp (NYSE: SE), that owns interests in natural gas transportation and storage assets in the United States, including more than 3,100 miles of transmission and gathering pipeline and approximately 49 billion cubic feet (Bcf) of natural gas storage. These assets are capable of transporting 3.26 Bcf of natural gas per day from growing supply areas to high demand markets.

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Spectra Energy Partners, LP

Quarterly Highlights

March 2010

(Unaudited)

(In millions, except per-unit amounts)

	Three Months Ended March 31,
	2010	2009
STATEMENTS OF OPERATIONS
Operating revenues	$50.5	$35.6
Operating expenses	25.5	19.6

Operating income	25.0	16.0
Equity in earnings of unconsolidated affiliates	18.4	16.8
Other income and expenses, net	—	—
Interest income	—	0.1
Interest expense	4.0	4.0

Earnings before income taxes	39.4	28.9
Income tax expense	0.3	0.4

Net income	$39.1	$28.5

Adjusted EBITDA (a)	$32.4	$22.7
Cash Available for Distribution (b)	$55.7	$45.4
Weighted average units outstanding
Limited partner units	80.3	70.5
General partner units	1.6	1.4
Net income per limited partner unit	$0.46	$0.39
Declared cash distribution per limited partner unit	$0.42	$0.37

CAPITAL AND INVESTMENT EXPENDITURES
Capital expenditures - Gas Transportation & Storage	$2.2	$1.8
Investment expenditures
Gulfstream - 24.5%	1.3	5.0
Market Hub - 50%	5.2	9.6

Total capital and investment expenditures	$8.7	$16.4

	March 31, 2010	December 31, 2009
Debt	$417.5	$417.5

(a)	Adjusted EBITDA is defined as net income plus interest expense, income taxes, and depreciation and amortization, less equity in earnings of Gulfstream and Market Hub, interest income, and other income and expenses, net, which primarily includes non-cash allowance for funds used during construction (AFUDC).
(b)	Cash Available for Distribution is defined as Adjusted EBITDA plus Cash Available for Distribution from Gulfstream and Market Hub and net preliminary project costs, less net cash paid for interest and income tax expense, and maintenance capital expenditures. Cash Available for Distribution does not reflect changes in working capital balances.

Spectra Energy Partners

Reconciliation of Non-GAAP “Adjusted EBITDA” and “Cash Available for Distribution”

(Unaudited)

(In millions)	Three Months Ended March 31,
	2010	2009
Net income	$39.1	$28.5
Add:
Interest expense	4.0	4.0
Income tax expense	0.3	0.4
Depreciation and amortization	7.4	6.7
Less:
Equity in earnings of Gulfstream	8.1	6.9
Equity in earnings of Market Hub	10.3	9.9
Interest income	—	0.1
Other income and expenses, net	—	—

Adjusted EBITDA	32.4	22.7
Add:
Cash Available for Distribution from Gulfstream	14.4	11.9
Cash Available for Distribution from Market Hub	11.6	10.9
Preliminary project costs, net	—	0.4
Less:
Cash paid for interest expense, net	1.7	0.8
Cash paid for income tax expense	—	0.4
Maintenance capital expenditures	1.0	(0.7)

Cash Available for Distribution	$55.7	$45.4

Gulfstream

Reconciliation of Non-GAAP “Adjusted EBITDA” and “Cash Available for Distribution”

(Unaudited)

(In millions)	Three Months Ended March 31,
	2010	2009
Net income	$33.0	$28.0
Add:
Interest expense	17.5	12.2
Depreciation and amortization	8.7	8.5
Less:
Other income and expenses, net	0.3	0.1

Adjusted EBITDA - 100%	58.9	48.6
Add:
Preliminary project costs, net	—	0.1
Less:
Cash paid for interest expense, net	—	—
Maintenance capital expenditures	0.1	0.2

Cash Available for Distribution - 100%	$58.8	$48.5

Adjusted EBITDA - 24.5%	$14.4	$11.9
Cash Available for Distribution - 24.5%	$14.4	$11.9

Market Hub

Reconciliation of Non-GAAP “Adjusted EBITDA” and “Cash Available for Distribution”

(Unaudited)

(In millions)	Three Months Ended March 31,
	2010	2009
Net income	$20.5	$19.9
Add:
Interest expense	—	0.1
Income tax expense	0.1	0.1
Depreciation and amortization	3.5	2.8
Less:
Interest income	0.1	0.1
Other income and expenses, net	0.6	—

Adjusted EBITDA - 100%	23.4	22.8
Less:
Cash paid for interest expense, net	—	—
Cash paid for income tax expense	—	—
Maintenance capital expenditures	0.2	1.0

Cash Available for Distribution - 100%	$23.2	$21.8

Adjusted EBITDA - 50%	$11.7	$11.4
Cash Available for Distribution - 50%	$11.6	$10.9